Exhibit 10.4

SUMMARY DESCRIPTION OF DIRECTOR

COMPENSATION ARRANGEMENTS

Members of the Board of Directors (the “Board”) of Mountain National Bancshares, Inc. (the “Company”) are paid $525 for each Board meeting attended, $175 for each Executive Loan Committee meeting attended, and $125 for each other Board committee meeting attended. The Chairman of the Board receives a fee of $1,100 for each Board meeting attended.